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                             LYNX CAPITAL GROUP, LLC
                              CONSULTING AGREEMENT




         This Agreement (the "Agreement") is entered into as of the 31st day of March, 1998 by and among PROVIDENT INDEMNITY LIFE INSURANCE COMPANY, a Pennsylvania corporation ("PILIC"), and PROVIDENT AMERICAN LIFE AND HEALTH INSURANCE COMPANY, a Pennsylvania corporation ("PALHIC") (collectively referred to herein as ("The Provident")), and LYNX CAPITAL GROUP, LLC, a California Corporation ("Consultant").




                                   BACKGROUND


         A. Consultant is engaged in the business of providing consulting and investment management and advisory services (the "Consulting Services").

         B. The Provident is desirous of engaging Consultant as a consultant upon the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                  1. CONSULTING SERVICES. The Provident hereby engages Consultant to act as a consultant with respect to a possible agreement to be entered into with America On-Line relative to the marketing of health insurance products over the internet and the establishment of a web site for The Provident. Provident intends to form a separate business unit for the purpose of selling healthcare related insurance directly to consumers over the internet. At the request of Provident Consultant shall manage the business unit until such time that the unit is operational and a qualified management team is in place. At the request of Provident, Consultant shall develop an enterprise to be known as the Insurion.com division of Provident American Corporation, or a subsidiary thereof. At the request of Provident, Consultant shall use its best efforts to enter into interactive marketing agreements with internet service providers and search engine specialty content providers. At the request of Provident Consultant shall use its best efforts to obtain financing pursuant to such instructions provided by Provident to Consultant, In the performance of the Consulting Services:

                           a. Consultant shall from time to time provide the services of Michael Ashker and one other person designated by him; and

                           b. neither Consultant nor any person acting on behalf of Consultant hereunder shall be deemed to be an agent, employee, officer, owner, or joint venturer of The Provident.

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                  2.   COMPENSTION.

                           a. The provident agrees to pay Consultant a
consulting fee for the Consulting Services rendered to The Provident hereunder in the amount of Ten Thousand ($10,000) Dollars per month (the "Consulting Fee").

                           b. In addition, The Provident agrees to pay or
reimburse Consultant for reasonable travel and other related expenses incurred by Consultant; it being understood that Consultant shall submit requests for reimbursement twice a month, and The Provident shall have the right at the end of any reimbursement period, to advise Consultant as to any limitations on reimbursement imposed by The Provident thereafter, it being understood that any such limitation shall be reasonable and not preclude Consultant from performing the services required to be performed hereunder.

                           c. Consultant shall receive the following options:

                               (1) Options to purchase 150,000 shares of Provident American Corporation ("PAMCO") Common Stock upon the closing of an agreement (the "AOL Agreement") between PAMCO and American On Line, Inc. ("AOL"), whereby PAMCO will launch a medical insurance web site through AOL. The issuance of such options shall be further conditioned upon the AOL/PAMCO web site becoming operational and the securing of financing with regard to the venture. The exercise price of the options granted hereunder shall be equal to the average closing price of PAMCO Common Stock during the 60 day period immediately proceeding the closing of the AOL Agreement. The option shall expire three years from the date of grant.

                               (2) Options to purchase 100,000 shares of PAMCO Common Stock upon securing equity funding for the venture in an amount not less than $10 Million. the exercise price of the options shall be equal to the closing price of PAMCO Common Stock during the 60 days immediately preceding the closing regarding such financing. The options shall expire three years from the date of grant.

                               (3) Options to purchase 50,000 shares of PAMCO Common Stock upon the Internet based retailing venture and web site associated therewith to be known as "Insurion.com" becoming operational, based primarily upon the efforts of Consultant. The exercise price of the options granted hereunder shall be equal to the average closing price of PAMCO Common Stock during the 30 business days immediately the Insurion.com web site becomes operational. The options shall expire three years from the date of grant.

                                (4) Options to purchase a total of 50,000 shares of PAMCO entering into interactive advertising/marketing agreements with interned service providers and search engine specialty content Common Stock pursuant to
                                        Schedule 2c.(3) hereof, regarding
                                        providers, referenced therein. The
                                        exercise price of the options shall be
                                        equal to the average closing price of
                                        PAMCO Common Stock during the 30
                                        business days immediately preceding
                                        entering into agreements with the
                                        service providers set forth in Schedule
                                        2c.(c) hereto. The options hall expire
                                        three years from the date of grant.

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                                (5)     Options to purchase 50,000 shares of
                                        PAMCO, provided Consultant obtains
                                        funding for Provident in an amount not
                                        less than $5 Million from Health Plan
                                        Services Corporation, First Health
                                        Corp., or any other insurance companies
                                        whose products are sold through
                                        Provident's web sites. The exercise
                                        price of the options shall be equal to
                                        the average closing price of PAMCO
                                        Common Stock during the 30 business days immediately preceding the closing of the funding or any portion thereof, in which the $5 Million threshold is achieved. The options shall expire three years from the date of grant.

                  3. NON-COMPETITION/CONFIDENTIALITY.

                      a. During the term of this Agreement, and for a period three (3) months after the termination of this Agreement, Consultant agrees that it shall not offer Consulting Services to any health insurance company without the prior written consent of The Provident.

                      b. Consultant acknowledges and agrees that The Provident has been requested by Consultant to disclose certain Confidential Material which is either non-public, confidential, and/or of a proprietary business nature, concerning the business and financial affairs of The Provident, the disclosure of which to members of the general public may be unlawful and would cause irrevocable harm to The Provident. Without the prior written consent of The Provident, except as may be required by law, Consultant agrees that Consultant will not disclose to any person the fact of any discussions between Consultant and The Provident, the fact that Consultant has requested or received any Confidential Material, except as may be required by applicable laws, in which Consultant shall give five (5) days written notice to such effect tot The Provident before any such disclosure.

                      c. (1) The term "Confidential Material" means all information concerning The Provident's business and financial affairs, including the marketing of life and health insurance products, statutory and GAAP accounting procedures, specific details concerning The Provident's business, such as loss ratios, the management and processing of claims for health and life insurance benefits, policy and product forms, agents, policyholders, and any other information relative to the operations, accounting, employees, corporate proceedings, and relevant data (regardless of whether written, transmitted orally, visually, electronically, or in any other manner, or whether received by Consultant prior or subsequent to the date of this Agreement) which is provided to Consultant by or at the direction of The Provident, any of its officers, directors, employees, agents, or affiliates, as well as all analyses, compilations, data, studies, or other documents or work products containing or based, in whole or in part, on any such Confidential Material and Consultant's review thereof. The term "Confidential Material" shall not include any information that (i) is or becomes available to third parties, to any regulatory agencies, or to the securities trading industry generally without breach of this agreement by Consultant, (ii) was, at the time of receipt, otherwise known to Consultant free of restrictions on further disclosure, (iii) was developed by Consultant independently before the date of this agreement, provided that Confidential Material is not used as a basis for such development, or (iv) becomes known or available to Consultant from a source other than The Provident, without breach of this agreement by Consultant. Consultant agrees that all Confidential Material is the sole and exclusive property of The Provident.

                      (2) The term "person" as used herein shall be interpreted broadly to include, without limitation, any corporation, company, partnership, or individual.

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                  4.   ADMINISTRATIVE PROVISIONS.

                      a. The Provident is under no obligation, by virtue of this Agreement or otherwise, to disclose any information to Consultant. If at any time The Provident so requests, Consultant will promptly return to The Provident, upon request, all copies of any Confidential Material in Consultant's possession or in the possession of Consultant's representatives, and Consultant will destroy all copies of any analyses, compilations. studies, or other documents prepared by Consultant or for Consultant's use containing or reflecting any Confidential Material.

                      b. Consultant agrees that The Provident shall be entitled to equitable relief, including the remedies of injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to The Provident at law or in equity.

                      c. It is further understood and agreed that no failure or delay by The Provident to exercise any right, power, or privilege hereunder will be interpreted as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

                      d. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereto agree to consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania located in Montgomery County, Pennsylvania, and of the United States District court for the Eastern District of Pennsylvania, and agree that all disputes between the parties shall be litigated only therein.

                      e. This Agreement shall be binding upon Consultant, Consultant's officers, directors, employees, agents, shareholders, and any subsidiaries or affiliates, and all officers, directors, employees, agents, and shareholders thereof, and Consultant's respective successors and assigns. All rights and benefits of The Provident as provided hereunder shall inure to the benefit of any corporation or partnership which is an affiliate of The Provident at any time between the date hereof and the date that such right or benefit hereunder is asserted.

                      f. Consultant's agreement not to disclose any of the Confidential Materials and to return and/or destroy all Confidential Materials as set forth herein shall survive the termination of any discussions or relationship between Consultant and The Provident.

                      g. Notwithstanding anything to the contrary in this Agreement, however, nothing herein shall prevent Consultant from purchasing the securities of any issuer in the health insurance or any other business, whether for Consultant's own account or for the accounts of affiliates or clients of Consultant and nothing herein shall prevent Consultant from communicating with the management of any such issuer.

                  5. TERMINATION. This Agreement shall be Terminable by either party upon five (5) days' prior written notice to such effect to the other party. Notwithstanding the foregoing, in the event this Agreement is terminated by The Provident, the consulting fee shall be paid to Consultant for a period of sixty (60) days thereafter. In the event of a termination by Provident, there shall be no obligation to issue options pursuant to Sections 2c.(2),
                      (3) or (4) unless all conditions have been fulfilled by Consultant prior to such notice of termination. Should Consultant, at the time of termination, have performed substantial value added services in connection with Sections 2c.2(2), (3) or (4) hereof, the parties agree in good faith, to negotiate a materially acceptable number of options to be granted thereunder. All expenses shall be reimbursed through termination. [OPEN]


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                  6. RESTRICTION ON PURCHASE AND SALE OF STOCK.

                      a. Consultant, its officers, directors, affiliates, and shareholders agree that each shall comply with all applicable state and federal securities laws, regulations, and rules relating to the purchase and sale of all securities issued by The Provident.

                      b. During the term of this Agreement and for a period of fifteen (15) business days following the termination of this Agreement, Consultant, its officers, directors, affiliates, and shareholders agree not to purchase or sell any shares of the capital stock of the Provident, except that Lynx Technology Fund (the "Fund") shall not be subject to the restrictions herein so long as the knowledge of Michael Ashker (and other representatives of Consultant providing services hereunder) is not attributable to the Fund and the Fund receives an option of counsel to the effect that such purchase or sale is not in violation of applicable federal or state securities laws.

                      c. Consultant may elect to distribute such shares of Provident Common Stock to limited partners of the Fund, provided such transferees are subject to the same restrictions, if any, as Consultant, and Consultant delivers an opinion of counsel to Provident that such transfer is being made pursuant to applicable exemptions from the registration provisions under federal and state securities laws.

                  7.  MISCELLANEOUS.

                      a. Effective Date. This Agreement shall become effective as of February 1, 1998, provided however Consultant hereby acknowledges that this Agreement is subject to and conditioned upon the approval of the Board of Directors of PAMIC.

                      b. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereto agree to consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania located in Montgomery County, Pennsylvania, and of the United States District Court for the Eastern District of Pennsylvania, and agree that all disputes between the parties shall litigated only therein.

                      c. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

                      d. Notice. Any notice hereunder, if mailed, shall be deemed given and received 48 hours after mailing, and if sent by professional express service, notice shall be deemed given and received at the time of actual delivery. Notices shall be sent to the following addresses, or such other addresses as the parties shall designate in writing from time to time:

        If to PILIC:     Provident Indemnity Life Insurance Company
                         2500 DeKalb Pike
                         P.O. Box 511
                         Norristown, PA     19404-0511

                         Attention:  Alvin H. Clemens, Chairman

        If to PALHIC:    Provident American Life and Health Insurance Company
                         2500 DeKalb Pike
                         P.O. Box 511
                         Norristown, PA     19404-0511

                         Attention:  Alvin H. Clemens, Chairman


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        If to Consultant:         Lynx Capital Group, LLC
                                  2601 Fairoaks Blvd., Suite 150
                                  Sacramento, CA     85864

                                  Attention:  Michael Ashker, Managing Director

                      e. Expenses. Each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses, incident to the negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

                      f. Entire Agreement: Amendments: and Waivers. This Agreement constitutes the entire understanding and agreement among the parties hereto relative to the subject matter hereof. Any amendments to the Agreement must be in writing, signed by each party hereto. The failure of each party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of the provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                      g. Partial Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless the deletion of the provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

                      h. Execution in Counterparts. This Agreements may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

                      i. Waivers. Any one party may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party and with respect to this Agreement (a) waive any inaccuracies in the representations and warranties of the other party in this Agreement or in any document delivered pursuant to this Agreement, (b) waive compliance with any of the covenants of the other party contained in this Agreement, and (c) waive the other party's performance of any of its obligations set out in this Agreement. Any agreement on the part of the parties hereto for any such extension or waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is approved by the persons authorized to make such agreements on behalf of the parties hereto.

                      j. Titles and Headings. Titles and headings to Paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to effect the meaning or interpretation of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written,


                                             PROVIDENT INDEMNITY LIFE
                                             INSURANCE COMPANY


Attest:  ______________________________       By: ______________________________
         M. F. Beausang, Jr., Secretary           Alvin H. Clemens, Chairman



                                              PROVIDENT AMERICAN LIFE AND
                                              HEALTH INSURANCE COMPANY


Attest:  _______________________________      By: ______________________________
         M. F. Beausang, Jr., Secretary           Alvin H. Clemens, Chairman


                                              [with respect to Section 2c. only]
                                              PROVIDENT AMERICAN CORPORATION


                                              By: ______________________________
                                                  Alvin H. Clemens, Chairman



                                              LYNX CAPITAL GROUP, LLC


Attest:  _______________________________    By: ________________________________
                                                Michael Ashker,
                                                 Managing Director

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                                 SCHEDULE 2c.(3)



         Interactive advertising/marketing agreements to be entered into any three (3) of the following entities, or such others as may be mutually agreed to by the parties hereto:

1.     Lycos

2.     Infoseek

3.     Yahoo

4.     Netscape

5.     Excite

6.     Schwab

7.     Etrade

8.     Intuit

9.     Cnet

10.    Biztravel

11.    Preview

12.    Microsoft



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